EXHIBIT 99.1
                                                                   ------------



     Nestor, Inc. 400 Massasoit Avenue, Suite 200 East Providence, RI 02914
              Ph: (401) 434-5522 Fax: (401) 434-5809 www.nestor.com




FOR IMMEDIATE RELEASE


CONTACT:   Nigel P. Hebborn, Executive Vice President
           (401) 434-5522 ext. 714 www.nestor.com


                GEORGE BALL JOINS NESTOR, INC. BOARD OF DIRECTORS
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Providence, RI - October 27, 2003- Nestor, Inc. (OTC: NESO) announced today that
Mr. George L. Ball has been appointed to the Nestor Board of Directors. Mr. Ball is the Chairman of Sanders Morris Harris Group, the largest investment-banking firm headquartered in the Southwest.

Prior to joining Sanders Morris Harris Group, Mr. Ball was a Senior Executive Vice President of Smith Barney Shearson Inc. He was formerly Chairman of
Prudential Securities, and served as a member of the Executive Office of Prudential Insurance Company of America. Before joining Prudential, Mr. Ball was President of E.F. Hutton & Co. He is a former governor of the American Stock Exchange and the Chicago Board Options Exchange, and served on the Executive Committee of the Securities Industries Association.

"George Ball will help guide Nestor in its expansion. He brings investment banking skills, investment community contacts and an overall energy to the Company that is most welcome. Nestor's market leading technology in the rapidly growing traffic safety markets creates opportunities for the Company. Mr. Ball and the other Board members will assist Nestor in navigating these opportunities to improve shareholder value", stated William Danzell, President and CEO of Nestor, Inc.

Nestor, Inc., through its wholly owned subsidiary, Nestor Traffic Systems, is an emerging leader in providing innovative, video-based monitoring systems and services for traffic safety. Its CrossingGuard(R) product incorporates Nestor's patented image processing technology, providing an intelligent, real-time solution that promotes intersection safety. Through the use of multiple videos, real-time system monitoring and an optional Collision Avoidance safety feature, Nestor is offering customers the most advanced Automated Red-light Enforcement solution available.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition and other factors discussed in Exhibit
99.1 to our most recent annual report filed with the SEC. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

CrossingGuard is a registered trademark of Nestor Traffic Systems, Inc. For more information, call (401) 434-5522 or visit www.nestor.com.


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